Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Global Services Recognized in Deloitte Technology Fast 50

China 2010 Program

SHANGHAI, HONG KONG, Oct. 25, 2010 – CDC Global Services, a core business unit of CDC Corporation (NASDAQ: CHINA), today announced it was included in the Deloitte Technology Fast 50 China Program as recognition of its growth and its delivery of innovation and quality to the IT services market.

C. K. Wong, Ph.D., CEO of CDC Global Services, was invited to the China 50 awards ceremony and to share his vision on the opportunities and challenges that companies in the technology and innovation industry are facing today.

“We are honored to be recognized with this prestigious group of highly successful companies,” Wong said. “We are especially proud since this is an acknowledgment by the industry. As a world class IT services provider for international markets, CDC Global Services has been expanding quickly to address the strong demand in the China domestic services market. This ranking will drive us to further improve ourselves and to deliver even greater value to our clients.”

The “Deloitte Technology Fast 50 China Program” was first launched in 2005. Deloitte Technology Fast 50 China ranks mainland China and Hong Kong technology companies based on a three-year average revenue growth rates. Some of the ranked companies of previous years include: Tencent, Alibaba, Baidu and other well-known technology firms in China. Together with similar programs operated in Japan, South Korea, Australia and New Zealand, this “Deloitte Technology Fast 50 China” is part of the “Deloitte Technology Fast 500 Asia Pacific Program”, which is regarded as one of the most established and objective ranking programs of fast-growing technology companies in the Asia Pacific Region.

CDC Global Services provides a wide-range of IT related services, including: strategic studies, architecture design consultancy, systems design and development, solutions implementation,

software engineering as well as product R&D. CDC Global Services also has a professional practice in China for the provision of cloud-based technologies and services to governments and enterprises in the design, setup and operations of both private and public clouds.

About CDC Global Services

CDC Global Services provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings. It can also provide hardware for data collection and RFID, through partnerships with some of the industry’s most formidable vendors. CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs, while keeping their best interest as a top priority. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact. For more information, please visit www.cdcglobalservices.com.

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs and expectations regarding CDC Global Services’ growth in China, demand in the China domestic services market and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, including our Annual Report on Form 20-F for the year ended December 31, 2009, field with the SEC on June 30, 2010, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.